Exhibit 99.1

Pacific Biosciences of California, Inc. Announces

Fourth Quarter 2013 Financial Results

Menlo Park, Calif. – February 4, 2014 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for the fourth quarter ended December 31, 2013.

Total revenue for the fourth quarter of 2013 totaled $9.1 million, compared to $5.9 million for the fourth quarter of 2012. Fourth quarter revenue in 2013 reflects the installation of five PacBio RS II systems, compared to five PacBio RS systems in the fourth quarter of 2012. Total revenue for the fourth quarter of 2013 also included $1.7 million of revenue recognized pursuant to a development agreement the Company entered into with Roche Diagnostics at the end of the third quarter of 2013. The Company booked orders for nine PacBio RS II instruments during the fourth quarter and ended the quarter with 13 instruments in backlog.

Gross profit for the fourth quarter of 2013 was $3.2 million, resulting in a gross margin of 34.9%, compared to gross profit of $0.6 million and a gross margin of 10.7% for the fourth quarter of 2012. Gross profit for the fourth quarter in 2013 included $1.7 million of gross profit recognized pursuant to the development agreement with Roche Diagonistics.

Operating expenses totaled $20.2 million for the fourth quarter of 2013, compared to $22.3 million for the fourth quarter of 2012. Operating expenses for the fourth quarter of 2013 and 2012 included $2.5 million of non-cash stock-based compensation, respectively.

The net loss for the fourth quarter of 2013 was $17.2 million, compared to $21.7 million for the fourth quarter of 2012.

Cash and investments at December 31, 2013 totaled $112.5 million compared to $100.6 million at December 31, 2012.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its fourth quarter 2013 results today at 4:30pm Eastern Time / 1:30pm Pacific Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS II Sequencing System to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Sequencing technology, the company’s products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Quarter Ended December 31,
	2013	2012
Revenue:
Product revenue	$5,791	$4,279
Service and other revenue	1,647	1,599
Revenue from development agreement	1,696	—

Total revenue	9,134	5,878
Cost of revenue:
Cost of product revenue	4,568	3,847
Cost of service and other revenue	1,377	1,404

Total cost of revenue	5,945	5,251

Gross profit	3,189	627
Operating expense:
Research and development	11,133	11,652
Sales, general and administrative	9,060	10,669

Total operating expense	20,193	22,321
Operating loss	(17,004)	(21,694)
Interest expense	(693)	(67)
Other income, net	466	92

Net loss	$(17,231)	$(21,669)

Basic and diluted net loss per share	$(0.26)	$(0.39)

Shares used in computing basic and diluted net loss per share	66,190	56,166

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

	Year Ended December 31,
	2013	2012
Revenue:
Product revenue	$20,039	$20,089
Service and other revenue	6,446	5,894
Revenue from development agreement	1,696	—

Total revenue	28,181	25,983
Cost of Revenue:
Cost of product revenue	15,706	18,796
Cost of service and other revenue	6,056	6,247

Total cost of revenue	21,762	25,043

Gross profit	6,419	940
Operating Expense:
Research and development	45,217	47,623
Sales, general and administrative	38,745	47,655

Total operating expense	83,962	95,278
Operating loss	(77,543)	(94,338)
Interest expense	(2,478)	(274)
Other income, net	728	147

Net loss	$(79,293)	$(94,465)

Basic and diluted net loss per share	$(1.26)	$(1.69)

Shares used in computing basic and diluted net loss per share	62,784	55,733

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	December 31,	December 31,
	2013	2012
Assets
Cash and investments	$112,528	$100,580
Accounts receivable	2,746	2,822
Inventory	10,050	9,592
Prepaid and other current assets	1,135	2,006
Property and equipment	9,236	14,329
Other long-term assets	490	354

Total Assets	$136,185	$129,683

Liabilities and Stockholders’ Equity
Accounts payable	$1,717	$2,988
Accrued and other current liabilities	9,797	8,377
Deferred service revenue	4,564	4,178
Deferred development revenue	33,304	—
Facility financing and other non-current liabilities	3,727	4,758
Financing derivative	549	—
Notes payable	13,347	—
Stockholders’ equity	69,180	109,382

Total Liabilities and Stockholders’ Equity	$136,185	$129,683